Exhibit 23.1
                        Consent of Independent Auditors

      We consent to the incorporation by reference in the Form 8-K of FFP Marketing Company, Inc. dated December 28, 1997 of our report dated March 14, 1997, relating to the consolidated balance sheets of FFP Partners, L.P., and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three year period ended December 29, 1996, and the related schedule, which report appears in the registration statement on Form S-4 (No. 333-41709) of FFP Marketing Company, Inc.

                                                KPMG Peat Marwick LLP

Fort Worth, Texas
January 12, 1998